Exhibit 8.1

Bennett Jones LLP 4500 Bankers Hall East, 855 2nd Street SW Calgary, Alberta, T2P 4K7 Canada T: 403.298.3100 F: 403.265.7219

[●], 2023

DIRTT Environmental Solutions Ltd.

7303 – 30th Street SE

Calgary, Alberta T2C 1N6

Dear Sirs/Mesdames:

Re:	DIRTT Environmental Solutions Ltd. – Rights Offering

We have acted as Canadian counsel to DIRTT Environmental Solutions Ltd., an Alberta corporation (the “Company”), in connection with the distribution of transferable subscription rights (the “Rights”) to purchase up to an aggregate of [●] common shares in the capital of the Company (the “Rights Shares”) to holders of common shares of the Company (the “Rights Offering”). The Rights and the Rights Shares will be issued in the United States pursuant to a prospectus (as amended through the date hereof including all exhibits thereto) included in the Registration Statement on Form S-1 (Registration No. 333-275172) (the “Registration Statement”), initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 26, 2023.

The opinion expressed below is limited to the federal laws of Canada on the date hereof. We express no opinion herein with respect to the laws of any other jurisdiction or as to matters governed by the laws of any other jurisdiction. The statutory provisions, regulations, and interpretations upon which our opinions are based are subject to change, and such changes could apply retroactively. We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly set forth herein, and no opinions are to be implied or may be inferred beyond the matters expressly so stated.

Based upon and subject to the foregoing, we are of the opinion that the discussion contained in the Registration Statement under the caption “Certain Canadian Federal Income Tax Considerations”, insofar as it presents legal conclusions with respect to matters of Canadian federal income tax law, accurately sets forth the principal Canadian federal income tax considerations generally applicable to the receipt or exercise of the Rights and owning and disposing of the Rights Shares received upon exercise of the Rights by a holder described therein, subject to the assumptions, limitations and qualifications referred to therein.

Consent is hereby given to the use of our name in the Registration Statement, and to the filing, as an Exhibit to the Registration Statement, of this opinion. In giving such consent, we do not hereby admit that we are (a) in the category of persons whose consent is required under Section 7 of the Securities Act or (b) experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” under the Securities Act.

Yours truly,